Exhibit 99.1

At Fenix Parts:

Scott Pettit

Chief Financial Officer

scottpettit@fenixparts.com

Investor and Media Inquiries:

Chris Kettmann

Clermont Partners

312-690-6002

ckettmann@clermontpartners.com

Fenix Parts Announces Third Quarter 2015 Results

WESTCHESTER, IL - November 16, 2015 - Fenix Parts, Inc. (Nasdaq: FENX), a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products, today announced third quarter and year-to-date 2015 results. Fenix completed its IPO and the acquisitions of its eight founding companies (“Founding Companies”) in mid-May 2015, and another acquisition (Ocean County Auto Wreckers) in August 2015. The accompanying financial statements include results of Fenix Parts, as a standalone entity for the period from inception in January 2014 to May 18, 2015, and the entire company on a consolidated basis for the period

May 19 - September 30, 2015, including the preliminary purchase accounting valuations for the acquired companies.

Reported revenues were $27.3 million for the third quarter of 2015, which includes approximately $1 million from the acquisition of Ocean County, and net loss was $6.5 million. For the comparable period in 2014, there were no revenues and net loss of $2.2 million attributable to legal, accounting and administrative costs in preparation for the IPO and concurrent acquisition of the Founding Companies.

Sales of recycled OEM products were approximately $22 million for the third quarter of 2015, which includes revenues related to Ocean County. Sales from other ancillary activities, which include the sale of commodities, were approximately $5 million. Substantially lower prices for commodities, including scrap metal - which has declined by approximately 45% year over year - caused third quarter 2015 revenues to be slightly less than pro forma revenues in the same period last year. In addition, Fenix has substantial operations in Canada, and depreciation in the Canadian dollar of roughly 20% year over year compared to the U.S. Dollar has contributed to lower reported revenues in the third quarter of 2015.

Net loss for the third quarter of 2015 was $6.5 million. The 2015 net results, which include an income tax benefit of $5.0 million in the third quarter, were impacted by:

•	The revenue items discussed above.

•

The temporary reduction in Fenix’s gross profit due to amortization of the increased valuation of acquired inventory as required by purchase accounting under generally accepted accounting principles (“GAAP”). During the three months ended September 30, 2015, the amortization of this fair value adjustment to inventory increased cost of goods sold by approximately $4.2 million. Gross profit margin for the three months ended September 30, 2015, adjusted for the inventory mark-up discussed above, was 39%. For the year ended December 31, 2014, pro forma gross profit margin for the Founding Companies as reported in the IPO prospectus was 34%.

•	Professional services fees - primarily legal, auditing, accounting and other costs associated with complex initial filings related to being a public company - were significantly higher in 2015.

Kent Robertson, CEO of Fenix Parts, said, “Third quarter sales of our OEM auto parts continued to perform well, but was more than offset by lower scrap prices, foreign currency translation and the impact of significant startup-related costs. During our first full quarter as a combined company our operating team executed our key initiatives and overall strategy to deliver significant gross margin expansion. We have also made progress increasing our inventory of parts, broadening our geographic footprint and enhancing our distribution capabilities. In addition, our acquisition pipeline continues to be strong as companies recognize the opportunity Fenix Parts represents - as evidenced by our third quarter acquisition of Ocean County Auto Wreckers and the recent additions of Butler Auto Sales and Parts and Tri-City Auto Salvage.”

As of September 30, 2015, Fenix had $10.9 million of cash and cash equivalents on hand, a $9.75 million term loan outstanding, and no borrowings against its revolving line of credit (although $5.9 million in letters of credit are backed by the revolving line). In addition, Fenix has the right from time to time to request an increase in the amount of the revolving credit facility by up to an aggregate of $20 million. In October 2015, Fenix acquired Butler Auto Sales and Parts and Tri-City Auto Salvage, both located in North Carolina, which used a combined $6.2 million in cash and $8.7 million in borrowings against its line of credit, in addition to the issuance of 149,281 shares of Fenix common stock.

Mr. Robertson added, “Looking ahead, we will build on strong industry dynamics by executing our business and expansion strategies. With the implementation of our consolidated reporting platform, we have a foundation in place to drive significant general and administrative cost savings in future periods. In addition, with a robust pipeline of acquisition candidates and 16 high-quality facilities located throughout the Eastern U.S. and Canada, we are well positioned to grow the business and deliver long-term value for our customers and shareholders.”

Conference Call

Company management will hold a conference call on Tuesday, November 17, 2015 at 4:30 p.m. Eastern Time. The conference call can be directly accessed from the U.S. and Canada at (877) 312-8825, internationally at (330) 863-3331, or through the investor relations section of the company’s website at www.fenixparts.com.

For those unable to participate in the live conference call or webcast, a replay will be available from November 17, 2015 at 7:30 p.m. ET until November 24, 2015 at 11:59 p.m. ET. To access the replay, dial (855) 859-2056 or (404) 537-3406 and refer to the confirmation code 75923967. The replay will also be available on the company’s website.

About Fenix Parts

Fenix Parts is a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products. The company’s primary business is auto recycling, which is the recovery and resale of OEM parts, components and systems reclaimed from damaged, totaled or low value vehicles. Customers include collision repair shops (body shops), mechanical repair shops, auto dealerships and individual retail customers. Fenix provides its customers with high-quality recycled OEM products, extensive inventory and product availability, responsive customer service and fast delivery.

Fenix was founded in 2014 to create a network that offers sales, fulfillment and distribution in key regional markets in the United States and Canada. The Fenix companies have been in business an average of more than 25 years and currently operate from 16 locations throughout the Eastern U.S. and in Ontario, Canada.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent,” the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.fenixparts.com or upon request from Fenix Parts.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Fenix Parts, Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,850,540	$453,047
Accounts receivable, net of allowance	4,683,594	—
Inventories	35,157,934	—
Prepaid expenses and other current assets	1,480,289	50,000
Deferred stock offering costs	—	346,369
Deferred income tax assets	—	—

Total current assets	52,172,357	849,416
PROPERTY AND EQUIPMENT
Leasehold improvements	1,132,203	—
Vehicles	2,815,089	—
Machinery and equipment	7,108,296	—
Office furniture and fixtures	748,854	—
Accumulated depreciation and amortization	(902,109)	—

Property and equipment, net	10,902,333	—
OTHER NON-CURRENT ASSETS
Goodwill	70,995,317	—
Intangible assets, net	33,210,066	—
Indemnification receivable	4,243,851	—
Other non-current assets	56,893	—
Investment in related party	29,793	—

Total non-current assets	108,535,920	—

TOTAL ASSETS	$171,610,610	$849,416

Fenix Parts, Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Account payable	$3,427,930	$1,673,259
Accrued expenses and other current liabilities	2,888,005	303,731
Sales return reserve	715,060	—
Amounts due to related parties	3,669,696	—
Deferred warranty revenue - current	341,338	—
Deferred rent	323,933	—
Contingent consideration liabilities - current	7,854,839
Current portion of long-term debt	750,000	—
Current portion of related party long-term debt	100,000	—

Total current liabilities	21,177,797	1,976,990
NON-CURRENT LIABILITIES
Deferred warranty revenue, net of current portion	336,065	—
Long-term related party debt, net of current portion	100,000	—
Long-term debt, net of current portion	8,588,479	—
Deferred income tax liabilities	13,202,455	—
Amounts due to related parties, net of current portion	1,343,559	—
Reserve for uncertain tax positions	4,663,162	—
Contingent consideration liabilities	2,387,815	—

Total non-current liabilities	30,621,535	—

TOTAL LIABILITIES	51,799,332	1,976,990

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.001 par value; 30,000,000 shares authorized; 19,924,718 shares issued and outstanding at September 30, 2015; 2,429,333 shares issued and outstanding at December 31, 2014	19,925	2,429
Additional paid-in capital	132,250,602	3,616,571
Accumulated other comprehensive loss	(2,960,794)	—

Accumulated deficit	(17,898,455)	(4,746,574)

Total Fenix Parts, Inc. shareholders’ equity before noncontrolling interest	111,411,278	(1,127,574)
Noncontrolling interest	8,400,000	—

Total shareholders’ equity (deficit)	119,811,278	(1,127,574)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$171,610,610	$849,416

Fenix Parts, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended		Nine Months Ended September 30, 2015	Period from January 2, 2014 (Inception) to September 30, 2014
	September 30, 2015	September 30, 2014
Net revenues	$27,274,575	$—	$38,745,471	$—
Cost of goods sold	20,584,179	—	30,592,330	—

Gross profit	6,690,396	—	8,153,141	—
Operating expenses	18,209,178	2,168,879	29,853,217	2,796,856

Operating loss	(11,518,782)	(2,168,879)	(21,700,076)	(2,796,856)
Interest expense	(77,930)	—	(99,800)	—
Interest income	22,249	229	39,353	528
Other (expense) income, net	3,680	—	(1,717,762)	—

Loss before income tax expense	(11,570,783)	(2,168,650)	(23,478,285)	(2,796,328)
Benefit for income taxes	5,022,287	—	10,326,404	—

Net loss	(6,548,496)	(2,168,650)	(13,151,881)	(2,796,328)
Foreign currency translation adjustment	(2,255,609)	—	(2,960,794)	—

Net comprehensive loss	$(8,804,105)	$(2,168,650)	$(16,112,675)	$(2,796,328)

Loss per share available to common shareholders
Basic & Diluted	$(0.33)	$(1.01)	$(1.10)	$(1.39)

Shares used in computing earnings per share
Basic & Diluted	19,475,046	2,156,400	11,206,390	2,007,028